For Immediate Release	Exhibit 99.1 Contact: Chris Brandon Director – Investor Relations (734) 323-7932

Domino’s Pizza® Announces First Quarter 2021 Financial Results

Global retail sales growth (excluding foreign currency impact) of 14.0%

U.S. same store sales growth of 13.4%

International same store sales growth of 11.8%

Global net store growth of 175

Diluted EPS down 2.3% to $3.00

Completed recapitalization transaction in April 2021

ANN ARBOR, Michigan, April 29, 2021: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the first quarter. Global retail sales increased 16.7% in the first quarter, or 14.0% excluding foreign currency impact. U.S. same store sales grew 13.4% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s U.S. stores business. The international business also posted strong results, with same store sales growth of 11.8% during the quarter. The first quarter marked the 109th consecutive quarter of international same store sales growth and the 40th consecutive quarter of U.S. same store sales growth.

The Company had first quarter global net store growth of 175 stores, comprised of 36 net U.S. store openings and 139 net international store openings.

First quarter diluted EPS was $3.00, down 2.3% over the prior year quarter.

Subsequent to the first quarter, on April 27, 2021, the Company’s Board of Directors declared a $0.94 per share quarterly dividend on its outstanding common stock for shareholders of record as of June 15, 2021, to be paid on June 30, 2021.

“It was a strong first quarter for the Domino’s brand, with balanced growth across all areas of our global business,” said Ritch Allison, Domino’s Chief Executive Officer. “I applaud our franchisees and operators all across the globe, who once again demonstrated why they are the best in the restaurant business.”

First Quarter Highlights (Unaudited):

(dollars in millions, except per share data)	First Quarter of 2021	First Quarter of 2020
Net income	$117.8	$121.6
Weighted average diluted shares	39,208,383	39,633,404
Diluted EPS	$3.00	$3.07

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Revenues increased $110.6 million, or 12.7%, in the first quarter of 2021. This increase was primarily due to U.S. and international same store sales growth and increases in global store counts during the trailing four quarters, resulting in higher supply chain, U.S. stores and international franchise revenues.

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Net Income decreased $3.8 million, or 3.2%, in the first quarter of 2021. This decrease was driven by a significantly higher provision for income taxes resulting from lower tax benefits from equity-based compensation due to fewer stock option exercises in the first quarter of 2021 as compared to the first quarter of 2020. Income before provision (benefit) for income taxes increased $32.3 million in the first quarter of 2021 due to higher income from operations resulting from the increases in revenues described above.

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Diluted EPS was $3.00 for the first quarter of 2021 versus $3.07 in the prior year quarter. This represents a $0.07, or 2.3%, decrease from the prior year quarter. The decrease in diluted EPS was driven by lower net income and was partially offset by a lower weighted average diluted share count resulting from the Company’s share repurchases during the trailing four quarters.

The table below outlines certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	First Quarter of 2021	First Quarter of 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 6.3%	+ 3.9%
U.S. franchise stores	+ 13.9%	+ 1.5%

U.S. stores	+ 13.4%	+ 1.6%

International stores (excluding foreign currency impact)	+ 11.8%	+ 1.5%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 15.3%	+ 4.9%
International stores	+ 18.0%	+ 3.9%

Total	+ 16.7%	+ 4.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 15.3%	+ 4.9%
International stores	+ 12.8%	+ 6.8%

Total	+ 14.0%	+ 5.9%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at January 3, 2021	363	5,992	6,355	11,289	17,644
Openings	2	35	37	160	197
Closings	(1)	—	(1)	(21)	(22)

Store count at March 28, 2021	364	6,027	6,391	11,428	17,819

First quarter 2021 net store growth	1	35	36	139	175

Trailing four quarters net store growth	19	216	235	495	730

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2021 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 6396461. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

Share Repurchases

During the first quarter of 2021, the Company repurchased and retired 65,870 shares of its common stock in open market repurchases under its Board of Directors-approved share repurchase program for approximately $25.0 million. As of March 28, 2021, the Company had a total remaining authorized amount for share repurchases of $1.0 billion.

Liquidity

As of March 28, 2021, the Company had approximately:

•	$267.7 million of unrestricted cash and cash equivalents;

•	$4.12 billion in total debt; and

•	$157.5 million of available borrowing capacity under its 2019 variable funding notes, net of letters of credit issued of $42.5 million.

Net cash provided by operating activities was $152.9 million during the first quarter of 2021. The Company invested $16.6 million in capital expenditures during the first quarter of 2021. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $136.3 million during the first quarter of 2021 (refer to Comments on Regulation G below for additional details).

(in thousands)	First Quarter of 2021
Net cash provided by operating activities	$152,851
Capital expenditures	(16,561)

Free cash flow	$136,290

2021 Recapitalization

Subsequent to the end of the first quarter of 2021, on April 16, 2021 (the “closing date”), the Company completed a previously announced $1.85 billion recapitalization transaction, including the issuance by certain of its subsidiaries of $850.0 million of 2.662% fixed rate senior secured notes with an anticipated term of 7.5 years and $1.0 billion of 3.151% fixed rate senior secured notes with an anticipated term of 10 years (collectively, the “2021 Notes”).

The Company used a portion of the proceeds from the recapitalization transaction to repay the remaining $291.0 million in outstanding principal under its 2017 five-year floating rate notes and to repay the remaining $582.0 million in outstanding principal under its 2017 five-year fixed rate notes. The proceeds were also used to prefund a portion of the interest payable on the 2021 Notes and pay transaction fees and expenses. The Company expects to use the remaining proceeds for general corporate purposes, which may include distributions to holders of the Company’s common stock, other equivalent payments and/or stock repurchases. Certain of the Company’s subsidiaries also issued a new $200.0 million variable funding note facility, which was undrawn on the closing date, and the Company’s previous variable funding note facility was canceled. For additional information related to this recapitalization transaction, refer to the Company’s Current Report on Form 8-K filed on April 20, 2021 and the Company’s Form 10-Q for the quarter ended March 28, 2021.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 17,800 stores in over 90 markets. Domino’s had global retail sales of over $16.1 billion in 2020, with nearly $8.3 billion in the U.S. and over $7.8 billion internationally. In the first quarter of 2021, Domino’s had global retail sales of over $4.0 billion, with nearly $2.0 billion in the U.S. and over $2.0 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the first quarter of 2021. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2020 from digital channels. In the U.S., Domino’s generated more than 70% of sales in 2020 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more. In 2019, Domino’s announced a partnership with Nuro to further its exploration and testing of autonomous pizza delivery. In mid-2020, Domino’s launched a new way to order contactless carryout nationwide – via Domino’s Carside Delivery®, which customers can choose when placing a prepaid online order.

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Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 on our business and supply chain; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 28, 2021	% of Total Revenues	March 22, 2020	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$112,744		$102,326
U.S. franchise royalties and fees	124,486		104,746
Supply chain	568,338		512,700
International franchise royalties and fees	66,770		57,496
U.S. franchise advertising	111,360		95,834

Total revenues	983,698	100.0%	873,102	100.0%

Cost of sales:
U.S. Company-owned stores	85,742		79,388
Supply chain	508,805		453,557

Total cost of sales	594,547	60.4%	532,945	61.0%

Operating margin	389,151	39.6%	340,157	39.0%

General and administrative	91,253	9.3%	88,489	10.2%
U.S. franchise advertising	111,360	11.3%	95,834	11.0%

Income from operations	186,538	19.0%	155,834	17.8%
Other income	2,500	0.2%	—	0.0%
Interest expense, net	(39,400)	(4.0)%	(38,538)	(4.4)%

Income before provision (benefit) for income taxes	149,638	15.2%	117,296	13.4%
Provision (benefit) for income taxes	31,877	3.2%	(4,306)	(0.5)%

Net income	$117,761	12.0%	$121,602	13.9%

Earnings per share:
Common stock – diluted	$3.00		$3.07

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 28, 2021	January 3, 2021
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$267,719	$168,821
Restricted cash and cash equivalents	176,029	217,453
Accounts receivable, net	235,789	244,560
Inventories	63,775	66,683
Prepaid expenses and other	20,372	24,169
Advertising fund assets, restricted	162,118	147,698

Total current assets	925,802	869,384
Property, plant and equipment, net	293,369	297,364
Operating lease right-of-use assets	224,359	228,268
Investments	82,500	40,000
Other assets	136,802	132,152

Total assets	$1,662,832	$1,567,168

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$2,931	$2,855
Accounts payable	95,042	94,499
Operating lease liabilities	36,058	35,861
Advertising fund liabilities	154,963	141,175
Other accrued liabilities	212,841	196,429

Total current liabilities	501,835	470,819
Long-term liabilities:
Long-term debt, less current portion	4,116,858	4,116,018
Operating lease liabilities	198,640	202,268
Other accrued liabilities	81,579	78,468

Total long-term liabilities	4,397,077	4,396,754
Total stockholders’ deficit	(3,236,080)	(3,300,405)

Total liabilities and stockholders’ deficit	$1,662,832	$1,567,168

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 28, 2021	March 22, 2020
(In thousands)
Cash flows from operating activities:
Net income	$117,761	$121,602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,465	14,032
Loss on sale/disposal of assets	161	306
Amortization of debt issuance costs	1,203	1,291
Provision for deferred income taxes	1,578	702
Non-cash equity-based compensation expense	5,204	4,914
Excess tax benefits from equity-based compensation	(914)	(30,449)
Provision for losses and accounts and notes receivable	180	1,589
Unrealized gain on investments	(2,500)	—
Changes in operating assets and liabilities	(1,634)	(23,119)
Changes in advertising fund assets and liabilities, restricted	15,347	4,490

Net cash provided by operating activities	152,851	95,358

Cash flows from investing activities:
Capital expenditures	(16,561)	(17,467)
Purchase of investments	(40,000)	—
Other	121	(426)

Net cash used in investing activities	(56,440)	(17,893)

Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(704)	(10,849)
Proceeds from exercise of stock options	3,693	10,105
Purchases of common stock	(25,000)	(79,590)
Tax payments for restricted stock upon vesting	(1,044)	(1,796)
Payments of common stock dividends and equivalents	(64)	(80)
Other	—	152

Net cash used in financing activities	(23,119)	(82,058)

Effect of exchange rate changes on cash	161	(961)

Change in cash and cash equivalents, restricted cash and cash equivalents	73,453	(5,554)

Cash and cash equivalents, beginning of period	168,821	190,615
Restricted cash and cash equivalents, beginning of period	217,453	209,269
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	115,872	84,040

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	502,146	483,924

Cash and cash equivalents, end of period	267,719	200,801
Restricted cash and cash equivalents, end of period	176,029	189,370
Cash and cash equivalents included in advertising fund assets, restricted, end of period	131,851	88,199

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$575,599	$478,370

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